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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of report (Date of earliest event reported): March 8, 2002


                           GULFPORT ENERGY CORPORATION
        ----------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Delaware                         000-19514                   73-1521290
-------------------------------      -----------------------         ------------------
(State or other jurisdiction of      (Commission File Number)         (I.R.S. Employer
         incorporation)                                              Identification No.)


                         ------------------------------

                       6307 Waterford Boulevard, Suite 100
                          Oklahoma City, Oklahoma 73118
        ----------------------------------------------------------------
                    (Address of principal executive offices)


                                 (405) 848-8807
                -----------------------------------------------
                         Registrant's telephone number,
                              Including area code:


                                 Not Applicable
                -----------------------------------------------
                         (Former name or former address,
                          if changed since last report)



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ITEM 5.  OTHER EVENTS

         On March 8, 2002, Gulfport Energy Corporation (the "Company") accepted a proposal of Gulfport Funding LLC, a Delaware limited liability company ("Gulfport Funding"), and agreed to issue and sell in a private placement units (the "Units"), with an aggregate purchase price equivalent to (a) the principal amount and all accrued interest through the Closing Date (as defined below) due to Gulfport Funding under a Promissory Note dated May 22, 2001 in the principal amount of $3.0 million, plus (b) $6 million (collectively, the "Investment Amount"). The Investment Amount is estimated to be approximately $9 million.

         Each Unit will have a purchase price of $1,000 and will consist of (a) one share of preferred stock in the principal amount of $1,000 (the "Preferred Stock") and (b) one detachable warrant (a "Warrant") to purchase 250 shares of common stock of the Company. The Units shall be non-transferable without the consent of the Company.

         The shares of Preferred Stock will be of a series to be authorized by the Board of Directors providing for payment of quarterly cash dividends calculated at an annual rate of 12%, or at the option of the Company, for a period not to exceed two years from the Closing Date, in-kind payments calculated at an annual rate of 15%. The Preferred Stock will have a liquidation preference of $1,000 per share plus accrued and unpaid dividends and will provide for mandatory redemption at the same price 5 years from the Closing Date.

         The Warrants will have an exercise price of $4.00 per share (subject to certain anti-dilution adjustments) with an expiration date 10 years from the date of issuance. The Warrants shall provide for cashless exercise or, alternatively, the exercise price shall be payable in cash or by tender of an appropriate number of shares of Preferred Stock. The Company is to enter into a registration rights agreement with respect to the shares of common stock issuable upon exercise of the Warrants which is to provide the holders of common stock issuable upon exercise of the Warrants, upon the request by a majority of such holders, with two demand registrations on Form S-3 and unlimited piggy back registrations.

         The Preferred Stock, the Warrants and the other transaction documents will include other customary terms reasonably satisfactory to Gulfport Funding.

         The Company shall use its reasonable efforts to offer the right to purchase Units to a limited number of shareholders of the Company who are "accredited investors" (as such term is defined in the Securities Act of 1933 (as amended)), provided that (a) each such shareholder shall be offered the right to purchase a portion of the total number of Units up to its pro rata ownership interest in the Company as of December 31, 2001 (its "Ownership Percentage"), and (b) each such shareholder that wishes to purchase Units shall consummate such purchase by no later than March 31, 2002 (the "Closing Date"), except that Mike Liddell shall have the option to purchase Units in the amount of his Ownership Percentage through and including September 30, 2002. Gulfport Funding shall purchase Units in the amount of (a) its Ownership Percentage (which shall be calculated as if Gulfport Funding was the record owner of all shares of Common Stock owned by affiliates of Gulfport Funding), (b) the total number of Units offered to other shareholders of the Company as provided above and not purchased by such shareholders, and (c) any remaining Units.

         The various transaction documents to be executed and delivered in connection with the issuance and sale of the Units (including, without limitation, the certificate of designations for the Preferred Stock,


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the registration rights agreement and securities purchase agreement) have not been finally negotiated and will be filed by the Company separately.


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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                              GULFPORT ENERGY CORPORATION
                                              (Registrant)



Date:    March 12, 2002                       By: /s/ Mike Liddell
                                                  ------------------------------
                                                   Mike Liddell
                                                   Chief Executive Officer